UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Dot Hill Systems Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(6)	Amount Previously Paid:

(7)	Form, Schedule or Registration Statement No.:

(8)	Filing Party:

(9)	Date Filed:

DOT HILL SYSTEMS CORP.

1351 South Sunset Street

Longmont, Colorado 80501

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 3, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Dot Hill Systems Corp., a Delaware corporation (the “Company”). The meeting will be held on May 3, 2010 at 8:30 a.m. local time at our office located at 2200 Faraday Avenue, Suite 100, Carlsbad, California, 92008 for the following purposes:

1. To elect our nominee for director named herein to hold office until the 2013 Annual Meeting of Stockholders.

2. To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP, as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 29, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to be held on May 3, 2010 at 8:30 a.m. local time at 2200 Faraday Avenue, Suite 100, Carlsbad, California 92008.

The proxy statement and annual report to stockholders are available at http://www.proxyvote.com. The Board of Directors recommends that you vote FOR the proposals identified above.

By Order of the Board of Directors

/s/ DANA W. KAMMERSGARD

Dana W. Kammersgard

President and Chief Executive Officer

Longmont, Colorado

April 5, 2010

Our 2009 Annual Report, which includes financial statements, is being mailed with the proxy statement accompanying this notice. Kindly notify American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, telephone (877) 777-0800, if you did not receive a report and a copy will be sent to you.

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as instructed in the proxy statement accompanying this notice as promptly as possible in order to ensure your representation at the meeting, or you may vote over the telephone or the internet by following the instructions in the proxy statement accompanying this notice on your proxy card. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

DOT HILL SYSTEMS CORP.

1351 South Sunset Street

Longmont, Colorado 80501

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

In this proxy statement, “Dot Hill,” “the Company,” “we,” “us” and “our” refer to Dot Hill Systems Corp. and its wholly-owned subsidiaries.

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Dot Hill is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about April 5, 2010 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on May 3, 2010 at 8:30 am local time at our office located at 2200 Faraday Avenue, Suite 100, Carlsbad, California, 92008. Directions to the annual meeting may be found at http://www.dothill.com/company/locations/ltc_directions.htm. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 29, 2010, the record date for the annual meeting, will be entitled to vote at the annual meeting. On this record date, there were 54,695,157 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on March 29, 2010, or the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of the Board of Directors’ nominee, Charles F. Christ, to hold office until the 2013 Annual Meeting of Stockholders; and

•

Ratification of selection by the Audit Committee of the Board of Directors of Deloitte and Touche, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” the nominee to the Board of Directors or you may “Withhold” your vote for the nominee. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, the telephone or through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Standard Time on May 2, 2010 to be counted.

•

To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Standard Time on May 2, 2010 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Dot Hill. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 29, 2010, the Record Date for the annual meeting.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the nominee for director, and “For” the ratification of the selection of Deloitte & Touche LLP as our independent auditors. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 1351 South Sunset Street, Longmont, Colorado 80501.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 6, 2010, to the Company’s Secretary at 1351 South Sunset Street, Longmont, Colorado 80501. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no later than the close of business on February 2, 2011 and no earlier than January 3, 2011. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, or NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals and, for the first time, under a new amendment to the NYSE rules, elections of directors, even if not contested.

How many votes are needed to approve each proposal?

•

For the election of a director, the nominee receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, the ratification of the selection of Deloitte & Touche LLP as our independent auditors must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the Record Date, there were 54,695,157 shares outstanding and entitled to vote. Thus, the holders of 27,347,579 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PROPOSAL 1

ELECTION OF DIRECTOR

Our Certificate of Incorporation provides that our Board of Directors shall be divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on our Board may be filled only by persons elected by a majority of the remaining directors. A director elected by our Board to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

Our Board of Directors currently consists of seven members. There are two directors in the class whose term of office expires at the 2010 Annual Meeting of Stockholders, Kimberly E. Alexy and Joseph D. Markee. We would like to thank Ms. Alexy and Mr. Markee, who will not be continuing as directors after the 2010 Annual Meeting of Stockholders, for their years of dedicated service to the Company. Effective as of the 2010 Annual Meeting of Stockholders, the size of our Board of Directors will be reduced to five. On March 25, 2010, solely in order to provide for an equal apportionment of the members of the Board of Directors among the three classes of the Company’s classified Board, Charles F. Christ resigned from the Board as a Class I director with a term expiring at our 2012 Annual Meeting of Stockholders and, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, was immediately reappointed by the Board as a Class II director with a term expiring at our 2010 Annual Meeting of Stockholders. The reallocation of Mr. Christ from one class of directors to another class of directors had no effect on any aspect of his compensatory arrangements with the Company and he continues to serve as the Chairman of the Board and as both a member and the Chair of the Nominating and Corporate Governance Committee of the Board. Charles F. Christ is the sole nominee for election at the 2010 Annual Meeting of Stockholders. Mr. Christ was previously elected by our stockholders at our 2009 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes present at the meeting or represented by proxy and they are entitled to vote at the meeting. The nominee receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. If no contrary indication is made, shares represented by executed proxies will be voted “For” the election of the nominee named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. The nominee has consented to be named in this proxy statement and agreed to serve as a director if elected, and our management has no reason to believe that the nominee will be unable to serve. We invite all of our directors and nominees for director to attend our annual meeting of stockholders. All of our then directors attended our 2009 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE NAMED ABOVE.

The following is biographical information as of February 1, 2010 for the nominee for director and each director whose term will continue after the 2010 Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Name	Age	Position
Charles F. Christ	70	Chairman of the Board
Dana W. Kammersgard	54	President, Chief Executive Officer and Director
Thomas H. Marmen	66	Director
Richard Mejia, Jr.	61	Director
Roderick M. Sherwood, III	56	Director

Nominee for Election for a Three-Year Term Expiring at our 2013 Annual Meeting of Stockholders

Charles F. Christ has served as our Chairman of the Board since July 2000. From 1997 to 1998, Mr. Christ served as President, Chief Executive Officer and a director of Symbios, Inc. (acquired by LSI Logic in 1998), a designer, manufacturer and provider of storage systems, as well as client-server integrated circuits, cell-based applications-specific integrated circuits and host adapter boards. He was Vice President and General Manager of the Components Division of Digital Equipment Corp. (DEC), where he launched and managed StorageWorks, DEC’s storage division. Mr. Christ received an M.B.A. degree from Harvard Business School, and completed his undergraduate degree earning a Bachelor in Industrial Engineering at General Motors Institute, now known as Kettering University. The Nominating and Corporate Governance Committee believes that Mr. Christ’s storage technology experience, including his prior executive level leadership and Chief Executive Officer experience, give him the operational expertise, breadth of knowledge and valuable understanding of our industry which qualify him to serve as a director and to lead the Board of Directors as Chairman.

Directors Continuing in Office Until the 2011 Annual Meeting of Stockholders

Dana W. Kammersgard has served as our President since August 2004. In March 2006, Mr. Kammersgard was appointed as a member of our Board of Directors and our Chief Executive Officer and President. From August 1999 to August 2004, Mr. Kammersgard served as our Chief Technical Officer. Mr. Kammersgard was a founder of Artecon, Inc., our predecessor company, and served as a director from its inception in 1984 until the merger of Artecon with Box Hill Systems Corp. to become Dot Hill in August 1999. At Artecon, Mr. Kammersgard served in various positions since 1984, including Secretary and Senior Vice President of Engineering from March 1998 until August 1999 and as Vice President of Sales and Marketing from March 1997 until March 1998. Prior to co-founding Artecon, Mr. Kammersgard was the Director of Software Development at CALMA, a division of General Electric Company. Mr. Kammersgard holds a B.A. in Chemistry from the University of California, San Diego. The Nominating and Corporate Governance Committee believes Mr. Kammersgard’s experience as a founder of Artecon, his knowledge of storage technology and the storage industry, as well his experience of leading operations, sales and marketing and software and hardware development give him the breadth of knowledge and leadership capabilities to serve as the Company’s Chief Executive Officer and President and as a member of the Board of Directors.

Richard Mejia, Jr. has served as a member of our Board of Directors since September 2008. In July 2008, Mr. Mejia retired from the San Diego office of Ernst & Young, LLP after 38 years of service where he served as partner for the last 25 years. During his 20 years in San Diego, his focus was on technology and life sciences companies and he held practice leadership positions for the Pacific Southwest area of the firm. He has extensive experience with mergers and acquisitions, securities offerings and other private and public financings. He has also worked closely with public company boards in implementing corporate governance initiatives and compliance requirements. Mr. Mejia holds a B.S. in Accounting from the University of Southern California. The Nominating and Corporate Governance Committee believes that Mr. Mejia’s vast experience in public accounting as a Certified Public Accountant and mergers and acquisitions and financings give him the financial expertise and breadth of knowledge to serve as a director of the Company and to provide direction and oversight to the Company’s financial reporting and business controls and the governance framework established within the Company.

Directors Continuing in Office Until the 2012 Annual Meeting of Stockholders

Thomas H. Marmen has served as a member of our Board of Directors since November 2008. Mr. Marmen has over 30 years of experience in the storage and semiconductor manufacturing industries. During his career, he has been involved with various start ups, global enterprises and turnaround situations. Most recently, from April 2006 to April 2007, Mr. Marmen served as the president and chief executive officer of TimeLab Corporation, a semiconductor company. Prior to joining TimeLab, from January 2001 to December 2005, he was vice president and general manager for Broadcom Corporation, a broad-based semiconductor provider, where he was responsible for all aspects of the storage line of business including marketing, engineering and technical support for end-users. Mr. Marmen has also held various positions at other companies including RAIDCore Corp. where he was the company’s chief executive officer, Quantum Corp. where he served as senior vice president and general manager for the High End Storage Division, Adaptec Inc. as its corporate vice president in the Enterprise Solutions Group and Materials Research Corporation (a subsidiary of SONY Corp.) as president and chief executive officer. In addition he spent 18 years at Digital Equipment Corporation holding various management positions in the company’s storage, memory, disk drive and semi-conductor businesses. Mr. Marmen formerly served as the lead director at Ciprico Inc., which voluntarily filed for Chapter 11 bankruptcy in July 2008. The Nominating and Corporate Governance Committee believes that Mr. Marmen’s storage and technology experience, including his prior Chief Executive Officer and other executive level operations experience, give him a breadth of knowledge and valuable understanding of our industry which qualify him to serve as a director.

Roderick M. Sherwood, III has served as a member of our Board of Directors since June 2006. Mr. Sherwood has served as President and Chief Financial Officer of Westwood One, Inc., a radio and TV content provider and broadcasting company, since 2008. From 2005 to 2008, Mr. Sherwood served as Chief Financial Officer, Operations for The Gores Group, LLC, a private equity firm. From 2002 until 2005, Mr. Sherwood was Senior Vice President and Chief Financial Officer for Gateway, Inc. where he was responsible for corporate financial operations, processes and controls, treasury activities and cost reduction programs. He was also integrally involved in Gateway’s acquisition of eMachines. Prior to his tenure with Gateway, Mr. Sherwood was Executive Vice President and Chief Financial Officer for Opsware, Inc. (formerly Loudcloud, Inc.). Mr. Sherwood has over 25 years experience in successful financial and operations capacities for companies such as Chrysler Corporation and Hughes Electronics Corporation. Mr. Sherwood received his MBA degree from Harvard Business School and holds an Honors Bachelor of Arts Degree, with Distinction, in Economics from Stanford University. The Nominating and Corporate Governance Committee believes that Mr. Sherwood’s financial and operational experience in numerous roles including Chief Financial Officer for public companies in the technology industry and more recently in private equity, give him the financial expertise and breadth of knowledge to serve as a director of the Company and provide direction and oversight to the Company’s financial reporting and business controls environment and operating functions of the Company.

Named Executive Officers and Key Employees

The following is biographical information as of February 1, 2010 for our executive officers and key employees not discussed above.

Name	Age	Position	Officer or Key Employee Since
Hanif I. Jamal(1)	49	Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary	July 2006
James Kuenzel(2)	56	Senior Vice President of Engineering	February 2006
Ernest Hafersat(2)	60	Senior Vice President of Worldwide Manufacturing, Operations and Supply Base Management	March 2008

(1)	Named executive officer.

(2)	Key employees.

All officers are elected by our Board of Directors and serve at the pleasure of our Board of Directors as provided in our bylaws.

Hanif I. Jamal has served as our Senior Vice President, Chief Financial Officer and Corporate Secretary since July 2006. Prior to joining Dot Hill, Mr. Jamal served as Vice President and Corporate Treasurer for Gateway Inc. from March 2004 to July 2006. Prior to joining Gateway in September 2002 as Vice President and General Manager of Gateway Financial Services, Mr. Jamal served in a number of leadership positions over 17 years within Hewlett-Packard Company in the customer financing division, HP Technology Finance. Mr. Jamal led HP’s customer financing operations in North America, Latin America and Europe and was also Vice President and General Manager for HP’s Commercial and Consumer Financing Division. In 1998, he established Hewlett-Packard International Bank in Dublin, Ireland, and served as Managing Director through 2000. Jamal holds an MBA from Stanford Graduate School of Business and a Bachelor of Science degree, with Honors, in Management Sciences from the University of Manchester Institute of Science and Technology in the United Kingdom.

James Kuenzel has served as our Senior Vice President of Engineering since February 2006. Mr. Kuenzel joined Dot Hill after leaving Maranti Networks Inc. where he began his tenure in 2002 as Vice President of Engineering and then was appointed to President and Chief Operating Officer. Mr. Kuenzel has also held Vice President of Engineering positions at McData Corporation, Cabletron Systems, Inc. and Digital Equipment Corporation. Mr. Kuenzel attended Georgetown University Extension, University of Wisconsin Extension, and holds an A.A. in Electronics from Philco Ford Technical Institute.

Ernest Hafersat has served as our Senior Vice President of Worldwide Manufacturing, Operations and Supply Base Management since November 2008 and previously served as our Vice President of Worldwide Manufacturing Operations and Supply Base Management since March 31, 2008. Mr. Hafersat joined Dot Hill after leaving Western Digital Corporation where he held senior level positions in operations and engineering from 2005 to 2008. Prior to Western Digital, Mr. Hafersat was Vice President, Manufacturing Operations & Program Management for Carrier Access Corp. Previous positions include Vice President, Operations for Vari-l Corp., Vice President/ GM at Read-Rite Corp.- Philippines, Senior Director, Engineering/ NPI at Maxtor Corp. and Director of Engineering at Hyundai Semiconductor-Korea. Mr. Hafersat has overseen operations, supply base management, global supplier quality and engineering for both domestic and international multi-site facilities. His international experience includes China, Pacific Rim countries, Mexico and Costa Rica. Mr. Hafersat has a BSIE/BSEE from Waterbury State Technical University, and attended University of Hartford and Rensselaer Polytechnic Institute with credits toward an MBA.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the NASDAQ Stock Market, or NASDAQ, listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Kammersgard, our President and Chief Executive Officer, who is not an independent director by virtue of his employment with the Company. In making this determination, the Board found that none of the directors or the nominee for director, with the exception of Mr. Kammersgard, had a material or other disqualifying relationship with the Company.

Board Leadership Structure

Our Board of Directors has an independent chair, Mr. Christ, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. However, the Board reserves the right to modify this policy based on changes in our organization or business environment. The Board believes continued flexibility with respect to separating or combining the roles is the best approach at this time so as to provide the most appropriate leadership structure as we continue to undergo rapid growth and are required to adapt and respond to new challenges and a rapidly changing business and regulatory environment.

In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. The Chairman of the Board also communicates with the Chief Executive Officer on a regular basis. This structure ensures a greater role of oversight for the independent directors with the Chairman of the Board serving as a key interface between the independent directors and our management. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic and operational risk exposure, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also provides oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and the selection of prospective Board members and their qualifications. Our Compensation Committee, in conjunction with the Audit Committee, assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Typically, the entire Board meets with management and the applicable Board committees at least annually to evaluate and monitor respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from individuals responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors and Board and Committee Member Attendance

The Board of Directors met 16 times during fiscal 2009. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served and held during the portion of fiscal 2009 for which he or she was a director or committee member.

As required under applicable NASDAQ listing standards, in fiscal 2009, the Company’s independent directors met in regularly scheduled executive sessions at which only independent directors were present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of the applicable NASDAQ listing standards.

Information Regarding Committees of the Board of Directors

The Board has three regularly standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2009 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Charles Christ			(*)
Kimberly E. Alexy	X	(*)	X
Joseph D. Markee	X	X
Thomas H. Marmen		X
Richard Mejia Jr.	X		X
Roderick M Sherwood, III	(*)		X
Total meetings in fiscal 2009	7	7	5

(*)	Committee Chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee operates pursuant to a written charter that is available on our website at

http://www.dothill.com. The Audit Committee met seven times during the fiscal year ended December 31, 2009. During fiscal 2009, the Audit Committee consisted of Ms. Alexy and Messrs. Christ, Markee, Mejia and Sherwood, with Mr. Sherwood serving as Chair. Mr. Christ stepped down from the Audit Committee in February 2009.

The functions of the Audit Committee include, among other things: overseeing our corporate accounting and financial reporting process, the quality and integrity of our financial statements and reports and the qualifications, independence and performance of the certified public accountants engaged as our independent auditors; providing oversight assistance with respect to ethical compliance programs as established by management and our Board of Directors; evaluating the performance and assessing the qualifications of our independent auditors; determining whether to retain or terminate our existing independent auditors or to appoint and engage new independent auditors; reviewing and approving the retention of our independent auditors to perform any proposed permissible non-audit and audit-related services; monitoring the rotation of partners of our independent auditors on our engagement team as required by law; reviewing and approving the financial statements to be included in our Annual Report on Form 10-K; discussing with our management and our independent auditors the results of our annual audit and the results of our quarterly financial statements; reviewing and approving related party transactions; and providing oversight of the internal audit and risk advisory function, establishing an internal audit plan, and reviewing the results of our internal audits, process improvements and Sarbanes-Oxley testing of our internal controls. The committee reviews and monitors risks facing Dot Hill and management’s approach to addressing these risks, including significant financial and liquidity risks and exposures and risks relating to litigation and other proceedings and regulatory matters that may have a significant impact on Dot Hill’s financial statements. The committee reviews all significant financial press releases and managements earnings calls scripts to ensure that management is presenting a balanced perspective of the Company’s historical and potential future performance. The charter of the Audit Committee grants the Audit Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting, tax or other advisors and consultants and other external resources that the Audit Committee considers necessary or appropriate in the performance of its duties.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (meeting the requirements for independence currently set forth in Rule 5605(c)(2)(A)(i) of the NASDAQ Marketplace Rules). The Board of Directors has also determined that each of Ms. Alexy and Messrs. Mejia and Sherwood qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission, or SEC, rules. The Board made a qualitative assessment of Ms. Alexy’s and Messrs. Mejia’s and Sherwood’s level of knowledge and experience based on a number of factors, including their formal education and experience in financial investment firms, as a partner at Ernst & Young LLP and as a Chief Financial Officer for public reporting companies, respectively.

As part of our effort to continually improve the Company’s risk management and internal processes and controls, the Audit Committee engaged KPMG Advisory Services, or KPMG, in 2008 to assist us with establishing an internal risk advisory function. The risk advisory group was tasked with a variety of projects for 2009, including Sarbanes-Oxley Section 404 assistance, business process assessments and other reviews touching on operational, financial and information technology aspects of our business. KPMG’s appointment in 2008 was a proactive step that we took to create an internal risk advisory function, consolidate our Sarbanes-Oxley testing activities and enable us to better coordinate Sarbanes-Oxley testing with our external auditors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The purpose of the Audit Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions. The Audit Committee charter describes in greater detail the full responsibilities of the Audit Committee. During 2009, the members of the Audit Committee were Ms. Alexy and Messrs. Christ, Markee, Mejia and Sherwood, with Mr. Christ stepping down in February 2009 to focus on other roles within the Board. The Board has determined that all members of the Audit Committee are independent (meeting the requirements for independence currently set forth in Rule 5605(c)(2)(A)(i) of the NASDAQ Marketplace Rules).

Management is responsible for the financial statements and reporting process, including the system of internal controls. Our independent auditors are responsible for performing an audit of our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee oversees and reviews these processes and has reviewed and discussed the financial statements with management and our independent auditors. The Audit Committee is not, however, employed by Dot Hill, nor does it provide any expert assurance or professional certification regarding our financial statements. The Audit Committee relies, without independent verification, on the accuracy and integrity of the information provided, and representations made, by management.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and us that might bear on the accountants’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, regarding the independent accountants’ communications with the audit committee concerning independence. The Audit Committee discussed with the independent accountants any relationships that may impact their objectivity and independence, including fees paid relating to the audit and any non-audit services performed, and satisfied itself as to that firm’s independence.

The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted accounting standards, including those described in Statement on Auditing

Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee, with and without management present, discussed and reviewed the scope, plan and results of the independent accountants’ examination of the financial statements. Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, subject to the limitations on the role and responsibility of the Audit Committee referred to in the written charter of the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. The Audit Committee also approved the selection, subject to stockholder ratification, of the independent accountants and the Board concurred in such authorization.

Audit Committee

Roderick M. Sherwood, III, Chairman

Kimberly E. Alexy

Joseph D. Markee

Richard Mejia, Jr.

Compensation Committee

The Compensation Committee operates pursuant to a written charter that is available on our website at http://www.dothill.com. The Compensation Committee met seven times and acted by written consent one time during the fiscal year ended December 31, 2009. During 2009, the members of the Compensation Committee were Ms. Alexy and Messrs. Christ, Markee and Marmen, with Ms. Alexy serving as Chair. Mr. Christ stepped down in February 2009 to focus on other roles within the Board. The functions of the Compensation Committee include, among other things: reviewing and approving our overall compensation strategy and policies; reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviewing and approving the compensation and other terms of employment of our executive officers; recommending the compensation of our non-employee directors; and administering our stock option and purchase plans, deferred compensation plans and other similar programs. The Compensation Committee also reviews and composes with management our Compensation Discussion and Analysis.

At minimum, the Compensation Committee meets once each quarter and with greater frequency as necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer and the Chief Financial Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding their compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, the Compensation Committee engaged Consult RJ as compensation consultants. Consult RJ has provided us with market data to assist the Compensation Committee in establishing Board compensation levels which are in line with our peer companies. The Compensation Committee requested that Consult RJ provide the following:

•	Review current and expected industry trends in Board compensation; and

•

Assess the competitiveness of the Company’s current Board compensation structure as compared to its peer companies, including cash compensation, committee compensation, equity compensation and total direct compensation.

As part of its engagement, Consult RJ was requested by the Compensation Committee to develop a comparative group of companies for fiscal 2009 based on the data discussed above and to perform analyses of competitive performance and compensation levels for that group with respect to fiscal 2009. The study consisted of the following peer companies within the hardware industry: Adaptec Inc., Brocade Communications Systems, Inc., Emulex Corporation, QLogic Corporation, Quantum Corporation, LSI Corporation, Compellent Technologies Inc., 3PAR Inc., Super Micro Computer Inc., Epicor Software Corporation, Silicon Graphics International, inc. (formerly Rackable Systems Inc.) and Overland Storage Inc. This study included evaluating total direct compensation, including the mix of cash and equity, the mix of options and restricted shares and Board meeting frequency during the year, including the number of meetings held by both the Board and the committees thereof. Overall, the total direct compensation for our Board members was at the 41st percentile relative to the companies included in the peer group; however, the cash component was above the 50th percentile primarily as a result of a greater number of meetings per year than the companies in the peer group. The mix of total direct compensation was more heavily weighted towards cash than our peers in part because of the greater number of meetings than our peer group. With recommendations from and an active dialogue with Consult RJ, the Compensation Committee recommended and the Board adopted several changes to Board compensation in 2009, including a reduction in Board meeting fees from $1,500 to $1,000 per meeting to reduce the cash component of compensation, a reduction in annual stock option grants from 20,000 to 10,000 shares under our 2000 Non-Employee Directors’ Stock Option Plan, or the Directors’ Plan, and the addition of an annual grant of 5,000 restricted shares under our 2009 Equity Incentive Plan, or the 2009 Plan. These changes were designed to better reflect market practice and to improve the balance of equity and cash compensation while targeting total direct compensation at the 50th percentile relative to the companies included in the peer group. These modified recommendations are discussed in greater detail under the heading “Compensation of Directors.” We did not engage Consult RJ or any other parties for any additional services relating to compensation, whether relating to Directors, Officers or employees of the Company.

During the past fiscal year, management engaged the services of Remedy Compensation Consulting with respect to performance-based restricted stock elements related to executive compensation in fiscal 2009.

We have adopted a stock option and grant policy pursuant to which the Compensation Committee approves all stock option grants to employees and officers to purchase shares of Dot Hill’s common stock. Pursuant to the policy, the Compensation Committee generally will meet once a quarter prior to general public release of Dot Hill’s annual or quarterly revenues and earnings for such period to approve recommended stock option grants. The effective date for the approved stock options will be the third business day after the general public release of Dot Hill’s annual or quarterly revenues and earnings, as applicable, following the applicable Compensation Committee meeting. The Compensation Committee may vary this procedure if it determines that applicable circumstances, such as public disclosure requirements or other factors, justify doing so. The exercise price for the stock option grants will be set at the fair market value of our common stock on the effective date of grant. Under our current equity incentive plan, the fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the NASDAQ Stock Market on the last market trading day prior to such date. Under the 2009 Plan, the fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the NASDAQ Stock Market on such date, or if such date is not a trading day, the last market trading day prior to such date. All stock option grants to directors under the Directors’ Plan are made automatically in accordance with the terms of the Directors’ Plan. In addition, the Compensation Committee approves all restricted stock awards to employees, officers and directors, which are generally approved at times consistent with our stock option grant policy, provided, however, that restricted stock awards are generally effective on the date of approval by the Compensation Committee.

Historically, the Compensation Committee has made adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the fourth fiscal quarter of the prior year and the first quarter of the current year. In establishing the compensation plans for the named executive officers and their performance objectives, the Compensation Committee evaluates how these plans may incent risk taking by management. Accordingly, most of the incentive based compensation for our named executive officers is based on the financial plan for the Company for the applicable fiscal year. The plan is targeted towards incentivizing management to appropriately balance short-term and long-term objectives, but not to encourage management to take unnecessary risk in achieving their objectives. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires and promotions, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels through the use of peer and industry benchmarking data and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the Compensation Committee considers the achievement of specific performance objectives, review of peer and industry benchmarking data and performance evaluations to determine any adjustments to compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, spreadsheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant and in conjunction with the Compensation Committee.

The specific determinations of the Compensation Committee with respect to executive compensation are described in greater detail under the heading “Compensation Discussion and Analysis.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, the members of the Compensation Committee were Ms. Alexy and Messrs. Christ, Markee and Marmen, with Mr. Christ stepping down in February 2009. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Dot Hill under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Compensation Committee

Kimberly E. Alexy, Chairman

Joseph D. Markee

Thomas H. Marmen

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee operates pursuant to a written charter that is available on our website at http://www.dothill.com. The Nominating and Corporate Governance Committee met five times during the fiscal year ended December 31, 2009. During fiscal 2009, the Nominating and Corporate Governance Committee consisted of Ms. Alexy and Messrs. Christ, Mejia and Sherwood, with Mr. Christ serving as Chair. Mr. Sherwood joined the Nominating and Corporate Governance Committee in February 2009 and Mr. Markee stepped down from the Nominating and Corporate Governance Committee at that time. The functions of the Nominating and Corporate Governance Committee include, among other things: overseeing all aspects of our corporate governance functions on behalf of the Board, including procedures for compliance with significant applicable legal, ethical and regulatory requirements that affect corporate governance; making recommendations to the Board regarding corporate governance issues; identifying, reviewing and evaluating candidates to serve as our directors, including candidates submitted by our stockholders; serving as a focal point for communication between such candidates, non-committee directors and our management; recommending candidates to the Board; assessing the performance of our Chief Executive Officer, subject to the Compensation Committee’s authority with respect to compensation matters; reviewing and overseeing our management succession planning; and making such other recommendations to the Board regarding affairs relating to our directors as may be needed.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, relevant business experience, skills and such other factors as it deems appropriate given the current needs of the Board of Directors and Dot Hill, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance and any other relevant considerations.

The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, and differences in viewpoints. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity and does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees; however, the Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential that the members of the Board of Directors represent diverse viewpoints. In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board of Directors are also considered.

When the Nominating and Corporate Governance Committee reviews a potential new candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of the needs of the Board of Directors and the Company at that time, given the then current mix of director attributes.

In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

At this time, the Nominating and Corporate Governance Committee has not adopted a policy to consider director candidates recommended by stockholders, in part because to date, the Nominating and Corporate Governance Committee has not received a director nominee from any stockholder, including any stockholder or stockholders holding more than five percent of our voting stock. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Additional Ad Hoc Committees

From time to time, our Board of Directors may establish additional ad hoc committees to address specific areas as the need arises. For example, the following three additional ad hoc committees are currently in place:

•	Special Litigation Committee to investigate purported class action complaints filed against us in late January and early February 2006 that allege violations of federal securities laws.

•	Operations Committee to review Dot Hill’s operations and report on such matters to the Board.

•	Investment Committee to identify and present to the Board potential investment opportunities for Dot Hill.

Stockholder Communications With The Board Of Directors

Persons interested in communicating their questions, concerns or issues to our Board of Directors or our independent directors may address correspondence to the Board of Directors, a particular director or to the independent directors generally, in care of Dot Hill Systems Corp. at 1351 S. Sunset Street, Longmont, Colorado 80501. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the Board or the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://www.dothill.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by our stockholders at the annual meeting. Deloitte & Touche LLP has audited the Company’s financial statements since 1999. Representatives of Deloitte & Touche LLP are expected to be present at the 2010 Annual Meeting of Stockholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Dot Hill and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy entitled to vote at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

In connection with the audit of the 2009 financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP which sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2009 and 2008 by Deloitte & Touche LLP, the Company’s principal accountant, and its affiliates.

	Fiscal Year Ended December 31,
	2009	2008
Audit Fees(1)	$955,700	$1,279,000
Audit-related Fees(2)	—	47,000
Tax Fees(3)	197,900	364,000
All Other Fees(4)	2,400	2,000

Total Fees	$1,156,000	$1,692,000

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., consents), and assistance in responding to SEC comment letters.

(2)	Audit-related fees for 2008 represent fees for services rendered for the audit of our 401(k) plan.

(3)

Represents fees for professional services rendered for tax compliance, tax advice and tax planning. The nature of these services was to prepare state and federal income tax returns and extensions for returns, to respond to requests related to various state and city audits and tax-related notices, to investigate various options related to international tax planning strategies, and to assist in determining appropriate structures for foreign branches and subsidiaries.

(4)	Represents fees for a subscription to Deloitte & Touche LLP’s accounting research tool during the fiscal years ended December 31, 2009 and 2008.

All fees described above were approved by the Audit Committee.

During the fiscal year ended December 31, 2009, none of the total hours expended on our financial audit by Deloitte & Touche LLP were provided by persons other than Deloitte & Touche LLP’s full-time permanent employees.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Deloitte & Touche LLP. The Audit Committee’s approval of the scope and fees of the engagement of the independent auditor is given on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining Deloitte & Touche LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of February 1, 2010 by: (i) each of our directors and nominees, (ii) each of our named executive officers, (iii) all of our directors, nominees and executive officers as a group and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 54,344,738 shares outstanding on February 1, 2010, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on April 2, 2010, which is 60 days after February 1, 2010. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Certain of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested.

	Beneficial Ownership(1)
Beneficial Owner(1)	Number of Shares	Percent of Total
Goldman Capital Management. 320 Park Avenue New York, NY 10022	5,285,197	9.73%

Royce and Associates LLC 1414 Avenue of the Americas New York, NY 10019	3,123,272	5.75%

Dimensional Fund Advisors, Inc 1299 Ocean Avenue Santa Monica, CA 90401	2,813,169	5.18%

Dana W. Kammersgard(2)	1,474,493	2.66%
Hanif I. Jamal(3)	448,701	*
Charles F. Christ(4)	401,878	*
Joseph D. Markee(5)	145,000	*
Kimberly E. Alexy(6)	125,000	*
Roderick M. Sherwood, III(7)	105,000	*
Thomas H. Marmen(8)	65,000	*
Richard Mejia, Jr.(9)	65,000	*
All directors, nominees and executive officers as a group (eight persons)(10)	2,830,072	5.21%

*	Less than one percent.

(1)	Except as otherwise noted above, the address for each person or entity listed in the table is c/o Dot Hill Systems Corp., 1351 South Sunset Street, Longmont, CO 80501.

(2)	Includes 218 shares held by Lisa Kammersgard, the spouse of Mr. Kammersgard, as to which shares Mr. Kammersgard disclaims beneficial ownership, 75,000 shares of performance-based restricted stock and options to purchase 988,854 shares exercisable within 60 days of February 1, 2010.

(3)	Includes 58,333 shares of performance-based restricted stock and options to purchase 343,748 shares exercisable within 60 days of February 1, 2009.

(4)	Includes options to purchase 258,000 shares exercisable within 60 days of February 1, 2010.

(5)	Includes options to purchase 140,000 shares exercisable within 60 days of February 1, 2010.

(6)	Includes options to purchase 120,000 shares exercisable within 60 days of February 1, 2010.

(7)	Includes options to purchase 100,000 shares exercisable within 60 days of February 1, 2010 (2,083 of which are unvested)

(8)	Includes options to purchase 60,000 shares exercisable within 60 days of February 1, 2010 (33,333 of which are unvested)

(9)	Includes options to purchase 60,000 shares exercisable within 60 days of February 1, 2010 (31,250 of which are unvested)

(10)	Includes options to purchase 2,070,602 shares exercisable within 60 days of February 1, 2010 (66,666 shares of which are unvested).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation structure is designed to attract, motivate and retain the services of executive management and to align the interests of our executives with those of our stockholders. We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, an annual performance-based bonus and long-term and performance-based equity incentives. We place significant emphasis on pay-for-performance-based incentive compensation programs. These programs are designed to reward for achievement of corporate and individual goals. This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our Chief Executive Officer and Chief Financial Officer, which are collectively referred to as the named executive officers.

Our executive compensation program has been designed by the Compensation Committee of our Board of Directors to:

•

Attract and retain highly skilled and experienced team members by establishing a compensation structure that is competitive with those offered by other companies with whom we compete for management talent;

•	Closely align compensation for our executive management team with our short-term and long-term performance;

•	Build stockholder value by providing incentives based on achievement of corporate goals;

•	Establish compensation programs that are equitable internally within Dot Hill; and

•	Provide differentiated compensation based on individual performance.

The Compensation Committee is comprised of independent directors within the meaning of the applicable SEC and NASDAQ rules. The Compensation Committee responsibilities and duties are outlined in detail under the heading “Information Regarding the Board of Directors and Corporate Governance — Compensation Committee” and the Compensation Committee charter, which is available on our website at www.dothill.com. A primary responsibility of the Compensation Committee is to determine compensation for our executive officers, including reviewing and approving annual corporate and individual goals.

To aid the Compensation Committee in performing its duties, our Chief Executive Officer provides recommendations concerning the compensation of the executive officers, excluding himself. The Compensation Committee deliberates and discusses the performance of the Chief Executive Officer and is solely responsible for determining the Chief Executive Officer’s compensation. Additionally, each executive officer participates in establishing the key policies for Dot Hill as well as the objectives of our company as a whole. Likewise, our executive officers are asked to provide feedback on their own performance. We see this process both as the optimal means of assembling accurate information regarding the expectation and realization of performance, as well as an integral part of our culture of collaborative, team-oriented management.

We evaluate the achievement of our corporate and individual goals on a quarterly basis as well as at the end of the completed fiscal year. At the end of each quarter, we review the progress being made toward achievement of the goals as well as each executive’s overall ongoing performance. At the end of the year, we review final results versus goals and establish performance goals for the next fiscal year.

Competitive Market Review

Our market for experienced management is highly competitive. We aim to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we attempt to draw upon a pool of talent that is highly sought after by both large and established high tech companies. We believe we have competitive advantages in our ability to offer significant upside potential through long-term and performance-based equity incentives. Nonetheless, we must recognize market cash compensation levels and satisfy the day to day financial requirements of our candidates through competitive base salaries and cash bonuses. We draw upon Radford High Technology Executive Total Compensation Surveys, proxy data from public competitors, as well as from information we generate internally. A comprehensive market review is conducted at least every other year, and in advance of determining compensation levels for key hires and promotions. Our management and Compensation Committee review data that analyzes various cross-sections of our industry, as well as relevant geographical areas. Barring extraordinary circumstances, our targeted pay position to the market is the 50th percentile for all compensation elements.

Role of our Independent Compensation Consultants

During fiscal 2009, management engaged the services of Remedy Compensation Consulting, or Remedy, to act as its independent compensation consultant with respect to performance-based restricted stock elements related to executive compensation in fiscal 2009.

In connection with making its recommendations for Board compensation for 2009, the Compensation Committee engaged Consult RJ to act as its independent compensation consultant. The Compensation Committee directed Consult RJ to provide its analysis of whether the Company’s existing Board compensation strategy and practices were consistent with our compensation objectives and to assist the Compensation Committee in modifying our Board compensation program in order to better achieve our objectives.

Remedy and Consult RJ do not provide any services to the Company other than as described above. The cost of compensation services provided by each of Remedy or Consult RJ to the Company in 2009 did not exceed $120,000. The Company pays the cost for Remedy’s and Consult RJ’s services.

Market Benchmarks and Other Considerations

Fiscal 2009

In the fourth quarter of 2008 and first quarter of 2009, management implemented several cost-cutting measures due to the uncertain global economic environment, including freezing all base salaries and suspending the performance-based cash bonus program, and recommended to the Compensation Committee that it incentivize a select group of employees who management perceived could make a substantial contribution to the Company’s 2009 financial goals, primarily through the grant of performance-based equity incentive compensation similar to that granted in August 2008. The size of these awards was based on the potential influence of each individual on the financial performance of Dot Hill during fiscal 2009 and each individual’s historical targeted performance-based cash compensation. Management also recommended that the Compensation Committee grant restricted stock that vested over a period of four years as a retention incentive to a number of other key employees. The Compensation Committee adopted management’s recommendation and further decided that in fiscal 2009 the Chief Executive Officer and Chief Financial Officer would not receive any additional stock options, nor would they be eligible for cash bonus payments in 2009, but would review the Company’s performance and each of their individual performance for fiscal 2009 to determine if a discretionary cash bonus was justified. Instead, the Compensation Committee decided to grant them solely performance-based restricted stock that would only vest upon achievement of specific financial metrics for 2009, as described more fully below under “Long-Term and Performance-Based Equity Incentives.” The size of these awards was based upon the corresponding 2009 performance-based cash bonuses that they were meant to replace and their impact and value to achieving the Company’s 2009 financial goals. Neither management nor the Compensation Committee benchmarked executive compensation against any peer groups in 2009.

Fiscal 2010

In the fourth quarter of 2009 and the first quarter of 2010, the Compensation Committee reviewed compensation data for fiscal 2007-2009 for the following companies: Adaptec Inc., Brocade Communications Systems, Inc., Emulex Corporation, QLogic Corporation, Quantum Corporation, LSI Corporation, Compellent Technologies Inc., 3PAR Inc., Super Micro Computer Inc., Epicor Software Corporation, Silicon Graphics International, Inc. (formerly Rackable Systems Inc.), Falconstor Software, Inc., Double-Take Software, Inc. and Overland Storage Inc. In addition, the Compensation Committee reviewed compensation data from the Radford Executive Survey for the following categories: Survey Totals—$200 million to $499.9 million, Semiconductors—$200 million to-1.0 billion, Software—$200 million to $1.0 billion, Northern California—$200 million to $1.0 billion, Total US except Northern California—$200 million to $1.0 billion and the average of these five indices. Management also recommended and the Compensation Committee adopted management’s recommendation, that it re-instate the performance-based cash bonus program for critical employees including the Chief Executive Officer and the Chief Financial Officer, but suggested that the target payout under this program be 50% of the participating employees’ target cash bonus compensation. As with historical practice, performance-based cash bonuses were tied to both corporate financial performance as well as individual objectives for all employees other than the Chief Executive Officer. The Chief Executive Officer’s cash bonus will be only tied to corporate financial performance. The corporate financial performance criteria were established to be consistent with management’s 2010 internal operating plan, which was approved by the Board of Directors, or the 2010 Annual Operating Plan.

In addition, management recommended that the Compensation Committee establish a “stretch cash bonus pool” of a maximum of $1 million that would only be funded if the Company achieves certain levels of non-GAAP EBITDA that exceeds the 2010 Annual Operating Plan. Any amounts earned from this stretch cash bonus pool would be shared by specified participants on a pro rata basis. The Chief Executive Officer and the Chief Financial Officer are among over 30 employees eligible to a distribution from this “stretch cash bonus pool.”

The Compensation Committee also accepted management’s recommendation to continue a practice first established in fiscal 2009 to issue performance-based restricted stock as part of the long-term incentive compensation plan. As such all employees at the Vice President or above level in the Company, including the Chief Executive Officer and Chief Financial Officer, would receive long-term incentive compensation in the form of performance-based restricted stock and stock options. The performance criteria for vesting the restricted stock are based on corporate financial goals for fiscal 2010 and individual goals for all participants, excluding the Chief Executive Officer whose vesting criteria was entirely based on company financial performance. The performance-based restricted stock vests in two equal installments over two years based on the achievement of specific corporate objectives, as determined by the Board or the Compensation Committee subsequent to December 31, 2010, but no later than the date that our Annual Report on Form 10-K is filed with the SEC for the year ending December 31, 2010. The Stock Options vest over four years in accordance with the 2009 Plan. The Compensation Committee elected to accept management’s recommendation to issue stock options that vested over four years and to have the performance-based restricted stock vest over two years in order to create balance between short-term and long-term compensation. In fiscal 2009, none of the compensation granted to management was long-term in nature as the Compensation Committee wanted to incent management to focus on short-term operating performance during what was anticipated to be a challenging economic environment and a limitation in shares available for grant.

Components of Executive Compensation Program

To accomplish our executive compensation program objectives, compensation for our executive officers generally consists of the following components: base salary; annual bonus based on corporate and individual performance; and long-term equity incentives, such as stock options and restricted stock intended to provide long-term and performance-based incentives tied to increases in the value of our common stock and our performance generally. Prior to 2008, the Compensation Committee used stock options as the exclusive means to provide long-term equity incentives. However, in 2008, the Compensation Committee instituted the use of both time-based restricted stock and performance-based restricted stock tied to financial objectives and will continue this practice in 2010. We continue to use both time-based restricted stock and performance-based restricted stock, in addition to stock options.

In addition to the compensation set forth in our annual compensation programs, our executive officers are also entitled to potential payments upon specified terminations and in connection with a change in control event. Additionally, our executive officers are entitled to other benefits, such as medical insurance and 401(k) matching, that are generally available to our employees, and perquisites that may be available to select named executive officers and key employees as well. Our named executive officers and other key employees do not accrue vacation time. Instead, if they wish to take paid time off and have an existing vacation accrual, they can use that accrual to take paid time off. If they do not have any vacation accrual they are required to obtain agreement from their immediate supervisor to take paid time off.

Base Salary

Fiscal 2009

The amount of salary paid during 2009 to each of our named executive officers is shown in the “Summary Compensation Table” below. The initial base salary for each executive officer was established after taking into account the officer’s qualifications, experience, prior salary, competitive salary information and internal equity. Each executive officer’s salary is reviewed annually by the Compensation Committee. In 2009, base salaries were determined by the Compensation Committee based on an assessment of the executive’s performance against job responsibilities, overall company performance and competitive salary information. In assessing competitive salary information, the Compensation Committee reviews and considers peer group information as described above. Furthermore, when considering annual base salary increases, the Compensation Committee considers total cash compensation, which is comprised of both base salary and the annual performance-based bonus described below. In February 2009, the Compensation Committee determined that, due to Dot Hill’s performance in fiscal 2008 and the institution of a corporate-wide salary freeze for all employees in response to the uncertain economic outlook, Messrs. Kammersgard and Jamal would not receive annual base salary increases for fiscal 2009, and their annual base salaries remained at $367,500 and $270,000, respectively.

Fiscal 2010

In January 2010, the Compensation Committee approved the 2010 Executive Compensation Plan, which set forth executive compensation for Messrs. Kammersgard and Jamal. Messrs. Kammersgard and Jamal had not received an increase to their base salary since they assumed their roles within the Company in 2006. The Compensation Committee reviewed benchmark compensation data as described above in relation to each of their contributions to the Company and the performance of the Company in 2009, and, pursuant to the 2010 Executive Compensation Plan, accordingly increased Mr. Kammersgard’s base salary to $400,000 from $367,500 and Mr. Jamal’s base salary to $310,000 from $270,000.

Annual Performance-Based Bonus

Annual bonuses may be awarded to our named executive officers in accordance with the executive compensation plan for the applicable year, as established by the Compensation Committee.

Fiscal 2009

In February 2009, the Compensation Committee determined that due to Dot Hill’s performance in fiscal 2008 and the uncertain economic outlook, the named executive officers would not be eligible to receive cash bonuses for fiscal 2009 performance but would review their specific contributions, the performance of the Company and the economic climate to determine if they would grant each of Messrs. Kammersgard and Jamal a discretionary cash bonus. As discussed above, the Compensation Committee instead awarded performance-based restricted stock to the named executive officers and other management team members. However, these awards are contingent on achieving specific financial metrics as outlined in our 2009 plan of record (or at the elective discretion of the Compensation Committee in certain circumstances). Unlike the long-term equity grants previously awarded, these grants were designed to align management’s interest with the Company’s and incentivize the management team to achieve specific 2009 financial results and therefore vest in full upon achievement of the specified financial metrics, as determined by the Compensation Committee (see “Long-Term and Performance-Based Equity Incentives” below).

In January 2010, the Compensation Committee reviewed the performance of the Company, the economic climate and the contribution that each of Messrs. Kammersgard and Jamal made during the year and granted each of them a discretionary cash bonus of $50,000.

Fiscal 2010

In January 2010, the Compensation Committee approved the 2010 Executive Incentive Compensation Plan, which re-instated the performance-based cash bonus program for the Chief Executive Officer and the Chief Financial Officer that had been suspended in 2009. The target payout under this program will be 40% and 32.5% of each of Messrs. Kammersgard’s and Jamal’s base salary, respectively. As with historical practice, performance-based cash bonuses were tied to both corporate financial performance as well as individual objectives for all employees other than the Chief Executive Officer. The Chief Executive Officer’s cash bonus will be only tied to corporate financial performance. The Chief Financial Officer’s cash bonus will be tied 80% to corporate financial performance and 20% to achievement of specified goals related to the Company’s Sarbanes Oxley compliance for fiscal 2010. The corporate financial performance criteria were established to be consistent with the 2010 Annual Operating Plan. The corporate financial performance objectives were tied to meeting specific cash balances at December 31, 2010 and non-GAAP revenue, margin and EBITDA goals for fiscal 2010. All of the financial targets are calculated in accordance with our methodologies for financial reporting purposes and, with the exception of cash, exclude share-based compensation expense, expenses associated with the acquisitions of Cloverleaf Communications Inc. and certain assets from Ciprico Inc., foreign currency gains or losses, severance expense, restructuring expense, asset impairment charges and any other non-recurring charges that the Compensation Committee, in its sole discretion, deems appropriate. The achievement of the targets and goals shall be determined by our Board of Directors or the Compensation Committee following the completion of fiscal 2010.

In addition, management recommended that the Compensation Committee establish a “stretch cash bonus pool” of a maximum of $1 million that would only be funded if the Company achieves certain levels of non-GAAP EBITDA that exceeds the 2010 Annual Operating Plan. Any amounts earned from this “stretch cash bonus pool” would be shared by specified participants on a pro rata basis. The Chief Executive Officer and the Chief Financial Officer are among over 30 employees eligible to a distribution from this “stretch cash bonus pool.”

The financial goals and management business objectives for 2010 were established by the Compensation Committee and were weighted based on importance. The financial goals relate to operating income and the management business objectives are focused on each executive’s respective area of responsibility and designed to support overall corporate goal achievement. These goals were collectively designed to be challenging, and similar goals for the named executive officers were not met in the two most recent fiscal years (2007 and 2008) when such plans were in effect.

Long-Term and Performance-Based Equity Incentives

Historically, our long-term and performance-based equity incentives were primarily in the form of stock options granted pursuant to our 2000 Amended and Restated Equity Incentive Plan, or the 2000 Plan. In 2008, we incorporated the use of both time-based restricted stock and performance-based restricted stock granted pursuant to the 2000 Plan. In 2009, our stockholders approved the 2009 Plan and we plan to continue to incorporate the use of stock options as well as both time-based restricted stock and performance-based restricted stock thereunder. The objective of the stock option and restricted stock awards is to further enhance our executive officers’ long-term incentive to increase stockholder value, including our stock price, and company performance. We believe that stock option and restricted stock-based compensation achieves this objective by directly linking the economic benefit to recipients of stock option and restricted stock awards with the performance of the Company and its stock price. We also believe that the performance of the executive team has a direct effect on stock price and general company performance, and that time and performance-based stock option and performance-based restricted stock compensation encourages executive retention and performance because the awards are designed to vest over time and upon achievement of specific performance goals. The Compensation Committee first introduced the grant of performance-based restricted stock in lieu of stock options in August 2008, so as to more clearly correlate short-term financial performance to equity awards and incentives.

Stock options granted to our named executive officers are approved by the Compensation Committee and are granted effective as of the third business day following the first general public release of our annual or quarterly revenues and/or earnings following the date of approval. The Compensation Committee may vary this procedure if it determines applicable circumstances, such as public disclosure requirements or other factors, justify doing so. In addition, the Compensation Committee approves all restricted stock awards to our named executive officers, which are generally approved at times consistent with our stock option grant policy, provided, however, that restricted stock awards are generally effective on the date of approval by the Compensation Committee. Stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Code, and commence vesting upon the effective date of grant. In general and historically, 25% of the shares subject to the stock options vest one year from the effective date of grant and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to acceleration of vesting in certain circumstances. However, for grants in February 2009, equity incentive compensation in the form of restricted stock grants were awarded in lieu of stock options, of which, all were subject to performance-based vesting requirements approved by the Compensation Committee. The equity awards granted to our named executive officers in January 2010 consisted of both stock options and restricted stock grants. The stock options were subject to a time-based vesting requirement, while the restricted stock grants were subject to performance-based vesting requirements approved by the Compensation Committee. Stock options under the 2000 Plan and the 1995 Incentive Program, as amended, or the Prior Plans, expire 10 years from the effective date of grant, and options under the 2009 Plan expire seven years from the effective date of grant. The exercise price per share of each stock option granted to our named executive officers is equal to the fair market value of our common stock on the effective date of grant. Under the Prior Plans, the fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the NASDAQ Stock Market on the last market trading day prior to such date. Under the 2009 Equity Incentive Plan, the fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the NASDSAQ Stock Market on such date, or if such date is not a trading day the last market trading day prior to such date.

In general, each named executive officer receives stock option and/or restricted stock grants in connection with his hire or promotion, and annually in the first quarter of each year. The size of each annual grant is based on an analysis of the following key factors for each executive:

•	benchmarking against our peer group, including an analysis of option plan utilization percentages;

•	corporate and individual performance against goals; and

•	individual stock ownership.

Fiscal 2009

In February 2009, the Compensation Committee approved the grant of performance-based restricted stock to our named executive officers detailed in the table below. There were no additional non-performance-based equity grants awarded to the named executive officers for fiscal 2009. This was a deviation from our practice in 2008 as the Compensation Committee desired a tighter link in compensation for our named executive officers to our financial performance in 2009 and due to a limited number of shares available for grant.

Executive Officer	Restricted Stock
Dana W. Kammersgard	175,000
Hanif I. Jamal	125,000

The restricted stock granted to Mr. Kammersgard was subject to the following vesting schedule in addition to his continued service to us at the time of vesting: 25% vest upon our achievement of revenue of at least $300 million for fiscal 2009; 25% vest upon our achievement of gross margin of at least 16.8% for fiscal 2009; 25% vest upon our achievement of at least break-even operating profit for fiscal 2009; and 25% vest upon our achievement of positive cash flows from operations for fiscal 2009. The restricted stock granted to Mr. Jamal was subject to the following vesting schedule in addition to his continued service to us at the time of vesting: 20% vest upon our achievement of revenue of at least $300 million for fiscal 2009; 20% vest upon our achievement of gross margin of at least 16.8% for fiscal 2009; 20% vest upon our achievement of at least break-even operating profit for fiscal 2009; 20% vest upon our achievement of positive cash flows from operations for fiscal 2009; and 20% vest upon our achievement of no material weaknesses or significant deficiencies related to Sarbanes Oxley compliance for fiscal 2009. All of the financial targets were calculated in accordance with our methodologies for financial reporting purposes and, with the exception of cash flows from operations, excluded share-based compensation expense, foreign currency gains or losses, severance expense, restructuring expense, asset impairment charges and any other non-recurring charges that the Compensation Committee, in its sole discretion, deemed appropriate. The achievement of the targets and goals were determined by our Compensation Committee following the completion of fiscal 2009.

Performance-based restricted stock financial targets achieved during 2009 were as follows:

•	Revenue of $234.4 million;

•	Gross margin of 16.3%;

•	Operating loss of $8.4 million; and

•	Positive cash flows from operations of $3.4 million.

Based on the significant improvement in gross margin percentage from 12.1% in fiscal 2008 to 16.3% in fiscal 2009, the significant progress made by the Company in reducing product costs and as a result of the impact on gross margin percentage of the Company’s shortfall in targeted revenues driven in part by macroeconomic conditions, the Compensation Committee, in its discretion, approved the vesting of Messrs. Kammersgard and Jamal’s performance-based restricted stock for the gross margin percentage objective. The cash flows from operations objective was achieved, however the revenue and operating profit targets were not achieved. Consequently, 50% of the 175,000 shares of performance-based restricted stock, or 87,500 shares, granted to Mr. Kammersgard vested and 60% of the 125,000 shares of performance-based restricted stock, or 75,000 shares, granted to Mr. Jamal vested.

Fiscal 2010

In January 2010, the Compensation Committee approved the following equity grants for our named executive officers, Messrs. Kammersgard and Jamal.

Executive Officer	Stock Options
Dana W. Kammersgard	150,000
Hanif I. Jamal	116,667

The options will terminate seven years after the effective date of grant (March 9, 2010), or earlier in the event the executive officer’s service to us is terminated, and have an exercise price per share of $1.44, the closing price of our common stock as reported on the NASDAQ Stock Market as of March 9, 2010. The options were awarded after taking into consideration tenure with Dot Hill, corporate and individual performance, competitive benchmarks and individual stock ownership. The options vest 25% on the first anniversary of the date of grant with the remaining shares vesting monthly over the following three years.

Also in January 2010, as discussed above, the Compensation Committee approved the following grants of performance-based restricted stock to our named executive officers.

Executive Officer	Restricted Stock
Dana W. Kammersgard	75,000
Hanif I. Jamal	58,333

The restricted stock granted to Messrs. Kammersgard and Jamal vest in two equal annual installments based on the achievement of specified corporate objectives for the fiscal year ending December 31, 2010, as determined the Board or the Compensation Committee subsequent to December 31, 2010 but no later than the date that our Annual Report on Form 10-K is filed with the SEC for the year ending December 31, 2010. The specified financial targets and weighting is as follows: 25% shall commence vesting upon achievement of specified 2010 revenue targets relating to certain business units; 10% shall commence vesting upon achievement of a specific 2010 product margin target; 20% shall commence vesting upon achievement of a specified 2010 EBITDA target; 25% shall commence vesting upon achievement of specified business unit specific EBITDA targets; and 20% shall commence vesting upon achievement of a specified target cash balance at December 31, 2010. All of the financial targets shall be calculated in accordance with our methodologies for financial reporting purposes and, with the exception of cash from operations, exclude share-based compensation expense, expenses associated with the acquisitions of Cloverleaf Communications Inc. and certain assets from Ciprico Inc., foreign currency gains or losses, severance expense, restructuring expense, asset impairment charges and any other non-recurring, one-time charges that the Compensation Committee, in its sole discretion, deems appropriate. The achievement of the targets and goals shall be determined by our Board of Directors or the Compensation Committee following the completion of fiscal 2010.

Change of Control Payments

We have entered into employment and change of control agreements with each of our named executive officers, the terms of which are described under the headings “Employment and Change of Control Agreements” and “Potential Payments Upon Termination or Change in Control.” We believe these change in control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.

Employee Stock Purchase Plan

We have also established our 2000 Amended and Restated Employee Stock Purchase Plan, as amended, or the Amended Purchase Plan, available to all of our employees, including our named executive officers, which is intended to encourage employees to continue in our employ and to motivate employees through an ownership interest in Dot Hill. Under the Amended Purchase Plan, employees may purchase shares of our common stock at a discount to the market price, subject to certain limits, with the objective of allowing employees to profit when the value of our common stock increases over time.

Other Benefits

We provide benefits such as an opportunity to participate in our 401(k) savings/retirement plan, medical, dental and life insurance and disability coverage to all our employees, including our named executive officers. We also provide personal paid time off and other paid holidays to all employees, including our named executive officers, which are comparable to those provided at similar companies. Effective January 26, 2009, we eliminated our vacation accrual policy for our executive officers and most of our management. Our named executive officers and management are entitled to paid time-off based on approval of their immediate superior, and must use accrued vacation, if any, for paid time-off.

Accounting and Tax Considerations

Section 162(m) of the Code generally prohibits us from deducting any compensation over $1 million per taxable year paid to any of our named executive officers unless such compensation is treated as “performance-based compensation” within the meaning of the Code. As the total compensation paid by us to our named executive officers excluding performance-based compensation is expected to be below $1 million, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to Dot Hill with respect to the compensation of its named executive officers. In determining the form and amount of compensation for our named executive officers, the Compensation Committee will continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m).

Conclusion

Through the compensation arrangements described above, a significant portion of our executive officers’ compensation is contingent on the Company’s performance. Therefore, the realization of benefits by the executive is closely linked to the Company’s achievements and increases in stockholder value. The Company remains committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the volatility of its business may result in highly variable compensation in any particular time period. The Compensation Committee gives careful consideration to the Company’s executive compensation program, including each element of compensation for each of compensation for each executive officer. The Compensation Committee believes our executive compensation program is reasonable in light of the programs of our peer group companies. Our Compensation Committee also believes that our compensation program gives the executive officers appropriate incentives, based on each officer’s responsibilities, achievements and ability to contribute to Company’s performance. We also believe that our executive officers and senior management make significant contributions toward creating stockholder value. Finally, we believe that the Company’s compensation structure and practices encourages management to work for real innovation, business improvements and outstanding stockholder returns, without taking unnecessary or excessive risks.

Risk Analysis of Our Compensation Plans

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of our compensation policies and programs encourage our employees to remain focused on both the short-and long-term goals of the Company. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

COMPENSATION OF DIRECTORS

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2009 to each of our non-employee directors:

DIRECTOR COMPENSATION FOR FISCAL 2009

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Total ($)
Kimberly E. Alexy	$73,500	$4,450	$5,781	$83,731
Charles F. Christ(5)	$175,833	$98,950	$5,781	$280,564
Joseph D. Markee	$65,500	$4,450	$5,781	$75,731
Thomas H. Marmen	$52,500	$4,450	$5,781	$62,731
Richard Mejia, Jr.	$62,500	$4,450	$5,781	$72,731
Roderick M. Sherwood, III	$62,000	$4,450	$5,781	$72,231

(1)	Cash amounts in this column represent the portion of the annual retainers, committee fees and meeting fees earned with respect to service during the Company’s 2009 fiscal year.

(2)	Amounts listed in this column represent the grant date fair value of the awards. For those awards requiring fulfillment of either continued service with the Company or meeting certain performance targets, we recognized for financial statement reporting purposes during 2009 under Financial Accounting Standards Board Statement ASC Topic 718. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 in Note 11 to Consolidated Financial Statements under the heading “Equity Incentive Plans and Warrants.”

(3)	The aggregate number of shares subject to stock awards as of December 31, 2009 was 115,919 for Mr. Christ. No other independent directors held shares subject to stock awards as of December 31, 2009.

(4)	The aggregate number of shares subject to option awards as of December 31, 2009 was 120,000; 258,000; 140,000; 60,000; 60,000; and 100,000 for Ms. Alexy, Mr. Christ, Mr. Markee, Mr. Marmen, Mr. Mejia, and Mr. Sherwood, respectively.

(5)	Compensation for Mr. Christ includes $70,000, which is included in the column entitled “Fees Earned or Paid in Cash,” and $94,500, which is included in the column entitled “Stock Awards,” for his service as a member of the Operations Committee.

Each of our non-employee directors, excluding the Chairman of the Board, receives an annual fee of $24,000 plus an additional fee for each scheduled regular meeting of the Board. The Chairman of the Board receives an annual fee of $72,000 plus an additional fee for each scheduled regular meeting of the Board. In June 2009, our Board approved a reduction of the per meeting fee from $1,500 to $1,000 for reasons discussed above. All other cash compensation provided to our non-employee directors remains unchanged.

Members of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors also receive additional fees. Each Audit Committee member receives an annual fee of $5,000, with the exception of the Chair of the Audit Committee, who receives an annual fee of $7,000.

Each Compensation and Nominating and Corporate Governance Committee member receives an annual fee of $3,000 for each such committee on which they serve, with the exception of the Chair of each of the committees, who receives an annual fee of $4,000. Committee members also receive $1,000 for each committee meeting attended, independent of the particular committee.

Members of the Special Litigation Committee also receive $200 for each hour of committee service provided.

In addition, Mr. Christ receives an additional fee for his service as a member of the Operations Committee. During the fiscal year ended December 31, 2009, Mr. Christ earned $164,500 for service on the Operations Committee pursuant to terms approved by the Board. In August 2009, in further consideration for service on the Operations Committee, the Board approved this additional director compensation for Mr. Christ. The Operations Committee compensation consisted of a one-time award valued at $164,500, consisting of i) a grant of 70,000 shares of restricted stock valued at the closing price of our common stock on the NASDAQ Stock Market as of August 13, 2009 and ii) a cash payment equal to the difference between the $164,500 and the value of the restricted awards, resulting in cash consideration of $70,000. Subject to his continued service to us, 25% of the restricted stock award vests on each of the first, second, third and fourth anniversaries of the date of the grant, such that the restricted stock award will be fully vested four years from the date of the grant.

During the fiscal year ended December 31, 2009, the total cash compensation paid to non-employee directors was $558,124. All members of our Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board and committee meetings or other Board related functions in accordance with Dot Hill policy.

Each of our non-employee directors also receives stock option grants under the Directors’ Plan. Only our non-employee directors or an affiliate of such directors (as defined in the Internal Revenue Code, or the Code) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended not to qualify as incentive stock options under the Code.

Option grants under the Directors’ Plan are non-discretionary. Each person who is elected or appointed as a director and who, for at least one year preceding such election or appointment, has at no time served as a non-employee director, is automatically granted under the Directors’ Plan, without further action by us, our Board of Directors or our stockholders, an option to purchase 50,000 shares of our common stock as of the date of such election or appointment. In addition, as of the date of the annual meeting each year, each member of our Board of Directors who is not an employee and has served as a non-employee director for at least four months is automatically granted under the Directors’ Plan and without further action by us, our Board of Directors or our stockholders, an option to purchase 10,000 shares of our common stock. During the 2009 Annual Meeting, the Board approved an amendment to the Directors’ Plan to reduce the number of shares available to the automatic annual grant from 20,000 to 10,000 stock options. No other options may be granted at any time under the Directors’ Plan. The Board also approved an automatic grant under the 2009 Plan, as of the date of the annual meeting each year and without further action by us, of 5,000 shares of common stock to each of our non-employee directors. The first such automatic grant was effected on the date of our 2009 Annual Meeting of the Stockholders.

The exercise price of options granted under the Directors’ Plan may not be less than 100% of the fair market value of the common stock subject to the option on the date of the option grant, which is deemed to be equal to the closing sales price of our common stock as reported on the NASDAQ Stock Market on the last market trading day prior to the effective date of grant. Initial option grants under the Directors’ Plan become exercisable, or vest, over four years during the optionholder’s service as a director of the Company and any subsequent employment of the optionholder by, and/or service by the optionholder as a consultant to, us or an affiliate, collectively referred to as service. With respect to any initial grant of options, 25% of such options vest after one year of service and the remainder vest monthly over the next 36 months. Initial option grants under the Directors’ Plan permit exercise prior to vesting, but in such event, the optionholder is required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at their exercise price, should the optionholder’s service terminate. Annual option grants under the Directors’ Plan are fully vested on the date of grant. The term of options granted under the Directors’ Plan is 10 years. In the event of our merger with or into another corporation or a consolidation, acquisition of assets or other change in control transaction involving us, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

During 2009, we granted options under the Directors’ Plan covering 10,000 shares to each of our six non-employee directors as of our 2009 Annual Meeting of Stockholders, at an exercise price of $0.94 per share (based on the closing sales price reported on the NASDAQ Stock Market on the day preceding the date of grant). The closing price of our common stock on the date of grant was $0.89 per share. During 2009, we granted common stock under the 2009 Plan covering 30,000 shares to each of our six non-employee directors as of our 2009 Annual Meeting of Stockholders. The closing price of our common stock on the date of grant was $0.89 per share. In 2009, we also granted Mr. Christ 70,000 shares of restricted stock under the 2009 Plan for his service on the Operations Committee. The restricted stock is subject to vesting as follows: 25% of the shares vest after one year of service and the remainder vest monthly over the next 36 months. The term of options and restricted stock awards granted under the 2009 Plan is seven years.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table sets forth in summary form information concerning the compensation that was earned during the fiscal years ended December 31, 2007, 2008 and 2009 by our Chief Executive Officer and Chief Financial Officer. We refer to these officers in this proxy statement as our named executive officers.

Summary Compensation Table(1)

Name and Principal Position	Year	Salary	Bonus(2)	Stock Awards(3)	Option Awards(4)	All Other Compensation(5)		Total
Dana W. Kammersgard President and Chief Executive Officer	2009	$367,500	$50,000	$40,250	$—	$110,040	(6)	$567,790
	2008	$367,500	$—	$—	$259,300	$—		$626,800
	2007	$367,500	$—	$—	$625,240	$—		$992,740

Hanif I. Jamal	2009	$270,000	$50,000	$34,500	$—	$—		$354,500
Senior Vice President, Chief Financial Officer, Treasurer, and Corporate Secretary	2008	$270,000	$—	$—	$259,300	$—		$529,300
	2007	$270,000	$—	$—	$258,050	$—		$528,050

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include various perquisites and other benefits received by a named executive officer which do not exceed $10,000 in the aggregate.

(2)	The compensation committee approved cash bonuses of $50,000 to each Messrs. Kammersgard and Jamal on January 20, 2010 in consideration for services provided in 2009.

(3)	Amounts listed in this column represent the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board ASC Topic 718 during the applicable fiscal year. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 in Note 11 to Consolidated Financial Statements under the heading “Equity Incentive Plans and Warrants.”

Messrs. Kammersgard and Jamal received performance-based restricted stock awards in fiscal 2009 covering 175,000 and 125,000 shares, respectively, for which 50% of the performance target benchmarks were considered probable of occurring at the grant date for Mr. Kammersgard and 60% for Mr. Jamal. Assuming 100% of the performance target benchmarks were achieved, the grant date fair value would have been $80,500 and $57,500 for Mr. Kammersgard and Mr. Jamal, respectively.

Messrs. Kammersgard and Jamal received performance-based restricted stock awards in fiscal year 2008 covering 50,000 and 30,000 shares, respectively, for which we recognized no compensation expense during fiscal 2009 as we determined that it was not probable that the performance criteria would be met. Assuming 100% of the performance target benchmarks were achieved, the grant date fair value would have been $122,500 and $73,500 for Mr. Kammersgard and Mr. Jamal, respectively.

Messrs. Kammersgard and Jamal did not receive any performance-based restricted stock awards in fiscal 2007.

(4)	Amounts listed in this column represent the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board ASC Topic 718 during the applicable fiscal year. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 in Note 11 to Consolidated Financial Statements under the heading “Equity Incentive Plans and Warrants.” For financial statement reporting purposes, we recognize only the portion of the above values related to those awards which vested during the period.

(5)	Amounts listed in this column represent perquisites and personal benefits in which the aggregate amount for any given individual exceeded $10,000 for the fiscal year.

(6)	Includes $101,000 paid by the Company to cover costs of relocating from California to Colorado, $8,000 for an annual automobile allowance, and $1,040 of company-paid life insurance premiums.

Employment and Change of Control Agreements

In December 2008, we entered into an Amended and Restated Employment Agreement, or the CEO Agreement, with Mr. Kammersgard. The CEO Agreement replaced and superseded the Employment Agreement and Change of Control Agreement we entered into with Mr. Kammersgard on August 2, 1999 and April 6, 2006, respectively, referred to together as the Prior Agreements.

The Prior Agreements were replaced by the CEO Agreement primarily to address changes in the tax laws, including changes governing nonqualified deferred compensation arrangements (such as severance arrangements) under Section 409A of the Code. The CEO Agreement provides that any payments and benefits pursuant to the CEO Agreement, referred to as Severance Benefits, that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect, referred to collectively as Section 409A, shall not commence following termination of employment unless and until Mr. Kammersgard has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless we reasonably determine that such amounts may be paid without causing Mr. Kammersgard to incur the additional 20% tax under Section 409A. However, if we determine that the Severance Benefits constitute “deferred compensation” under Section 409A and Mr. Kammersgard is, upon termination, a “specified employee” of ours (as such term is defined in Section 409A(a)(2)(B)(i) of the Code), then the timing of payment by us of Severance Benefits may be delayed solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A.

Additionally, under the CEO Agreement, Mr. Kammersgard is eligible to receive, subject to approval by our Compensation Committee, an annual bonus pursuant to our executive compensation plans for each fiscal year. Consistent with his previous severance benefits, if Mr. Kammersgard is terminated without cause or terminates his employment for good reason prior to the effective date of a change in control, then he is entitled to a single lump sum cash payment equal to 100% of his then current base salary. If Mr. Kammersgard continues his employment through the effective date of a change in control, then he is entitled to a single lump sum cash payment equal to 125% of his annual base salary in effect immediately prior to the change in control, referred to as the CEO Change in Control Bonus. If Mr. Kammersgard is terminated following the effective date of a change in control, then he is entitled to a single lump sum cash payment equal to 100% of his annual base salary in effect at the time of termination, less any CEO Change in Control Bonus paid to Mr. Kammersgard and provided that his annual base salary at the time of termination exceeds his annual base salary in effect immediately prior to the change in control by at least 25%. Further, in the event Mr. Kammersgard continues his employment through the effective date of a change in control, all unvested equity awards granted to Mr. Kammersgard will accelerate in full. In the event his employment is terminated, other than for death or complete disability, we have the right to retain Mr. Kammersgard as a consultant during the 12 months following his termination, referred to as the CEO Consulting Period, for a period of up to 12 days during such CEO Consulting Period. In exchange for his availability during the CEO Consulting Period, Mr. Kammersgard is entitled to a cash payment equal to 25% of his annual base salary at the time of termination, payable in four equal quarterly installments commencing within five days of his termination.

In March 2009, we entered into an Amended and Restated Employment Agreement, or the CFO Agreement, with Mr. Jamal. The CFO Agreement replaces and supersedes the Employment Agreement entered into with Mr. Jamal on December 18, 2008.

Under the CFO Agreement, Mr. Jamal is eligible to receive, subject to approval by our Compensation Committee, an annual bonus pursuant to our executive compensation plans for each fiscal year. If Mr. Jamal is terminated without cause or terminates his employment for good reason prior to the effective date of a change in control, then he is entitled to a single lump sum cash payment equal to 100% of his then current base salary. If Mr. Jamal continues his employment through the effective date of a change in control, then he is entitled to a single lump sum cash payment equal to 125% of his annual base salary in effect immediately prior to the change in control, referred to as the CFO Change in Control Bonus. If Mr. Jamal is terminated following the effective date of a change in control, then he is entitled to a single lump sum cash payment equal to 100% of his annual base salary in effect at the time of termination, less any CFO Change in Control Bonus paid to Mr. Jamal and provided that his annual base salary at the time of termination exceeds his annual base salary in effect immediately prior to the change in control by at least 25%. Further, in the event Mr. Jamal continues his employment through the effective date of a change in control, all unvested equity awards granted to Mr. Jamal will accelerate in full. In the event his employment is terminated, other than for death or complete disability, we have the right to retain Mr. Jamal as a consultant during the 12 months following his termination, referred to as the CFO Consulting Period, for a period of up to 12 days during such CFO Consulting Period. In exchange for his availability during the CFO Consulting Period, Mr. Jamal is entitled to a cash payment equal to 25% of his annual base salary at the time of termination, payable in four equal quarterly installments commencing within five days of his termination.

In establishing the triggering events for payment obligations in connection with termination and/or change in control events under our employment and change of control agreements with our named executive officers, the Compensation Committee considered several factors. Payments upon termination by us without cause or by the employee for good reason are provided because we consider such a termination to be generally beyond the control of a terminated employee and a termination that under different circumstances would not have occurred. The termination benefits are intended to ease the consequences to an employee of an unexpected termination of employment. Dot Hill benefits by requiring a general release from terminated employees. In addition, Dot Hill may request non-compete and non-solicitation provisions in connection with individual separation agreements. Payments and option acceleration in connection with a change of control are intended to mitigate the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. Such payments protect stockholder interests by enhancing employee focus during rumored or actual change in control activity through incentives to remain with Dot Hill despite uncertainties while a transaction is under consideration or pending, assurance of payment benefits and access to the equity component of total compensation after a change of control.

Potential Payments Upon Termination or Change-In-Control

The following table sets forth potential payments to our named executive officers upon various termination or change of control events assuming such events occurred as of December 31, 2009.

Name	Benefit(1)	Termination Without Cause or Upon Good Reason	Change of Control	Termination Without Cause or Upon Good Reason after Change of Control(2)
Dana W. Kammersgard	lump sum cash	$367,500	$459,375	$367,500
	option vesting acceleration	—	—	—
Hanif I. Jamal	lump sum cash	$270,000	$337,500	$270,000
	option vesting acceleration	—

(1)	Amounts shown for option vesting acceleration represent the value of in-the-money unvested options that would have accelerated if the named executive officer was terminated on December 31, 2009 in connection with a change of control based on the difference between the market value of our common stock on that date and the exercise price of the respective options. As of December 31, 2009, Messrs. Kammersgard and Jamal did not hold any in-the-money unvested options.

(2)	Lump sum cash payments to Messrs. Kammersgard and Jamal would be reduced by any amounts paid to Messrs. Kammersgard and Jamal in connection with a change of control.

Grants of Plan-Based Awards During Fiscal Year Ended 2009

Historically, we granted stock awards to our executive officers under the 2000 Plan. On June 15, 2009, the stockholders approved the 2009 Plan, which both increased the number of shares available for future awards to both executives and non-executive employees, as well as modified certain terms of future awards.

Subsequent to the 2009 Annual Meeting of the Stockholders, we grant stock awards to our executive officers under the 2009 Plan. As of February 1, 2010, there were no outstanding options to purchase shares under the 2009 Plan, and a total of 5,237,168 shares remained available to satisfy outstanding grants. As of February 1, 2010, options to purchase a total of 5,468,888 shares were outstanding under the 2000 Plan.

All stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Code. Generally, 25% of the shares subject to options vest one year from the date of grant and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to acceleration of vesting pursuant to the change of control agreements described in “Employment and Change of Control Agreements.” However, commencing with grants in February 2009 and thereafter, 25% of the shares subject to stock option and restricted stock awards typically vest on each anniversary from the effective date of grant. Options under the Prior Plans expire 10 years from the date of grant, and options under the 2009 Plan expire seven years from the date of grant. The exercise price per share of each option granted to our named executive officers was equal to the fair market value of our common stock on the date of the grant. Under the Prior Plans, the fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the NASDAQ Stock Market on the last market trading day prior to such date. Under the 2009 Plan, the fair market value of our common stock on a given date is deemed to be equal to the closing sales price for such stock as reported on the NASDAQ Stock Market on such date, or if such date is not a trading day, the last market trading day prior to such date.

The following table provides information regarding grants of plan-based awards to the named executive officers in the fiscal year ended December 31, 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dana W. Kammersgard	2/24/09	$—	$—	$—	—	175,000	175,000	—	—	$—	$40,250
Hanif I. Jamal	2/24/09	$—	$—	$—	—	125,000	125,000	—	—	$—	$34,500

(1)	The Company and our Board decided to eliminate non-equity based compensation to conserve cash and as part of the Company’s 2009 strategic initiatives. Accordingly, while historically such plans have existed, no such awards were issued to named executive officers during the 2009 fiscal year.

(2)	The amounts shown in these columns represent the threshold and target vesting levels for the fiscal 2009 performance-based restricted stock awards. 50% of Mr. Kammersgard’s and 60% of Mr. Jamal’s awards granted in 2009 vested during 2009. Please see Compensation Discussion and Analysis in this proxy statement for a detailed description of the vesting provisions applicable to these restricted stock awards.

(3)	Amounts listed in this column represent the aggregate full grant date fair value computed in accordance with Financial Accounting Board Standard ASC Topic 718. Assumptions made for the purpose of computing these amounts are discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 in Note 11 to Consolidated Financial Statements under the heading “Equity Incentive Plans and Warrants.”

Outstanding Equity Awards at Fiscal Year-End 2009

The following table provides information regarding all outstanding equity awards held by each of our named executive officers as of December 31, 2009.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dana W. Kammersgard	75,000	—	—	$3.375	10/23/2010
	100,000	—	—	$1.89	7/23/2011
	50,000	—	—	$3.10	1/1/2013
	50,000	—	—	$15.15	1/1/2014
	250,000	—	—	$6.25	11/1/2014
	80,000	—	—	$6.10	1/31/2015
	140,625	9,375	—	$6.87	3/7/2016
	141,667	58,333	—	$3.57	2/27/2017
	43,750	56,250	—	$2.40	3/18/2018
	25,000	50,000	—	$2.36	8/11/2018
								175,000	$80,500
Hanif I. Jamal	192,188	32,812	—	$3.03	7/31/2016
	53,125	21,875	—	$3.57	2/27/2017
	43,750	56,250	—	$2.40	3/18/2018
	25,000	50,000	—	$2.36	8/11/2018
								125,000	$57,500

(1)	Unvested options appearing in this column were granted under the 2000 Plan. 25% of the shares subject to the options vest one year from the date of grant and the remainder of the shares vest in equal monthly installments over the 36 months thereafter, subject to acceleration of vesting pursuant to the change of control agreements described in “Employment and Change of Control Agreements.”

(2)	Shares appearing in this column are performance-based restricted stock awards for 2009. Please see Compensation Discussion and Analysis in this proxy statement for a detailed description of the vesting provisions applicable to these restricted stock awards.

Option Exercises and Stock Vested During Fiscal Year-End 2009

None of our named executive officers exercised stock options or vested in stock awards during 2009.

Pension Benefits at Fiscal Year-End 2009

We have no pension plans.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans at Fiscal Year-End 2009.

We have no nonqualified defined contribution or other nonqualified deferred compensation plans.

Equity Compensation Plan Information at Fiscal Year-End 2009

The following table provides certain information as of December 31, 2009, with respect to all of our equity compensation plans in effect on that date.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders(1)	$6,142,901	$4.04	$9,828,718
Equity compensation plans not approved by stockholders(2)	—	—	—
Total	$6,142,901	$4.04	$9,828,718

(1)	Includes the 2000 Plan, the 2009 Plan, the Directors’ Plan, and the Amended Purchase Plan. 4,104,966 shares under column (c) are attributable to the Amended Purchase Plan.

(2)	As of December 31, 2009, we did not have any equity compensation plans that were not approved by our stockholders.

All of our equity compensation plans have been approved by our stockholders.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Dot Hill’s preference to avoid related party transactions. Our Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC rules and NASDAQ listing standards. A related party transaction includes any transaction, arrangement or relationship involving an amount that exceeds $120,000 in which Dot Hill is a participant and in which any of the following persons has or will have a direct or indirect interest: any executive officer, director, or more than 5% stockholder of Dot Hill, including any of their immediate family members, and any entity owned or controlled by such persons.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.

TRANSACTIONS WITH RELATED PERSONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended December 31, 2009, we granted options to purchase an aggregate of 60,000 shares of our common stock to our non-employee directors, each with an exercise price per share of $0.94. During the fiscal year ended December 31, 2009, we also granted common stock covering an aggregate of 30,000 shares to our non-employee directors. The closing price of our common stock on the date of grant was $0.89 per share. During the fiscal year ended December 31, 2009, we also granted an aggregate of 70,000 shares of restricted stock to one non-employee director. The closing price of our common stock on the date of grant was $1.35 per share. Additionally, during the fiscal year ended December 31, 2009, we granted restricted stock awards to our executive officers covering an aggregate of 300,000 shares of our common stock.

Our bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us. We have obtained a policy of directors’ and officers’ liability insurance.

We have entered, and intend to continue to enter, into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Please see “Employment and Change of Control Agreements” and “Potential Payments Upon Termination or Change-in-Control.”

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Dot Hill common stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker. Direct your written request to Hanif Jamal (Chief Financial Officer), 1351 South Sunset Street, Longmont, CO 80501 or contact Hanif Jamal at (303) 845-3200. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ DANA W. KAMMERSGARD

Dana W. Kammersgard

President and Chief Executive Officer

Longmont, Colorado

April 5, 2010

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC is available without charge upon written request to: 1351 South Sunset Street, Longmont, CO 80501, Attn: Secretary.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10 Wrap is/are available at www.proxyvote.com .

— — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — —

DOT HILL SYSTEMS CORP.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2010

The undersigned hereby appoints Dana W. Kammersgard and Hanif I. Jamal, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Dot Hill Systems Corp. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dot Hill Systems Corp. to be held at 2200 Faraday Avenue, Suite 100, Carlsbad, California on Monday, May 3, 2010, at 8:30 a.m. (Pacific time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, and with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted for the nominee listed in Proposal 1 and for Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 2, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

DOT HILL SYSTEMS CORP. 1351 South Sunset Street LONGMONT, CO 80501

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 2, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Directors recommends that you vote FOR the following:	☐	☐	☐
1. Election of Directors
Nominees

01 Charles F. Christ

The Board of Directors recommends you vote FOR the following proposal(s):					For	Against	Abstain

2.         To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

					☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date